Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Donna M. Coughey, CEO

Joseph T. Crowley, CFO

Telephone: 215-646-5405

WILLOW GROVE BANCORP, INC.  ANNOUNCES

FIRST QUARTER RESULTS, DECLARES CASH DIVIDEND

Maple Glen, Pennsylvania – (November 2, 2005) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported net income of $1.0 million, or $0.09 per diluted share, for the first quarter ended September 30, 2005 compared to $1.8 million, or $0.19 per diluted share in the same quarter of 2004.  During the quarter, the Company completed its acquisition of Chester Valley Bancorp and recorded several acquisition-related charges, including $581,000 in losses resulting from the sale of investment securities in conjunction with the restructuring of the combined balance sheet, $348,000 in compensation charges related to an executive contract and severance charges, and $125,000 in merger-related customer communications expenses. The Statement of Operations reflects only one month of the Company’s combination with Chester Valley Bancorp.

The Company’s consolidated total assets were $1.6 billion at September 30, 2005, an increase of 68.2%, or $653.8 million, from total assets of $959.3 million at June 30, 2005.  The acquisition of Chester Valley resulted in an increase in total tangible assets of approximately $653.4 million.  Additionally, as result of the application of purchase accounting for the acquisition, the Company recorded an approximate $105.5 million of intangible assets, including a $15.5 million core deposit intangible asset with the remainder recorded as goodwill.

Donna M. Coughey, President and CEO of the Company said: “The new Willow Grove Bank is off to a great start after closing the acquisition of Chester Valley Bancorp this quarter.  Customer acceptance of our business model for a locally-based, customer-focused community bank is strong and we are seeing great results from our integration activities.  Even with just one month of actual results from the combined operations, we are confident that our projected cost savings will be achievable.  In addition, the finance department worked hard this quarter to streamline and restructure our balance sheet.  During the quarter, we liquidated lower-yielding longer-term investment securities and utilized a portion of the proceeds to repay higher-rate borrowings.  These actions enhanced asset sensitivity of the balance sheet and positioned the Bank for expanding profit margins in a rising interest rate environment.”

Total deposits at quarter end were $1.0 billion, compared to $602.7 million at fiscal year-end, an increase of 71.0%.  The integration of Chester Valley Bancorp’s branch-based small business lending product into the Willow Grove branches, which is planned for the calendar quarter ending December 31, 2005, is expected to further enhance the Bank’s ability to generate new commercial demand deposit accounts.

Net interest income for the quarter was $9.1 million, compared to $7.4 million in the prior year’s first quarter.  The growth was attributed primarily to growth in interest-earning assets balances year over year. The acquisition of Chester Valley Bancorp increased average interest earning assets during the quarter by approximately $200 million.

The Company’s net interest margin computed on a fully tax equivalent basis was 3.46% for the quarter, a 17 basis point increase as compared to the prior year’s first quarter.  Following the close of the Chester Valley Bancorp acquisition, our net interest margin computed on a fully tax equivalent basis expanded to 3.51% in the month of September from Willow Grove Bancorp’s run rate of 3.03% in the first two months of the quarter.  The increase was primarily a result of the above noted balance sheet restructuring as well as the increased interest rate sensitivity and higher interest margin of the assets acquired from Chester Valley Bancorp.

At quarter end, total gross loans outstanding increased to nearly $1.1 billion, which represented an annualized growth rate of 9.3% for the combined organization in the first quarter.  Loan growth was primarily focused in commercial business loans, commercial real estate loans and consumer loans.    Credit quality of Willow Grove Bank’s loan portfolio at quarter end continued to be solid, with a ratio of non-performing loans to total loans of 0.44% at quarter end compared to 0.59% one year ago.  The Company’s allowance for loan losses totaled $13.5 million, or 1.28% of total loans at quarter end, compared to $6.1 million, or 1.03% of total loans at fiscal year-end.

Non-interest income was $803,000 in the first quarter, an increase from $767,000 in the first quarter of fiscal 2004.  Excluding securities gains and losses, non-interest income increased to $1.4 million for the quarter ended September 30, 2005 compared to $755,000 for the comparable prior year period ended on September 30, 2004. The rollout of Chester Valley Bancorp’s cash management products and other deposit service products as well as the investment management and trust services to the Willow Grove Bank customer base is expected to continue to drive growth in non-interest income during the fiscal year ending on June 30, 2006. Non-interest expense was $7.9 million, compared to $5.4 million in last year’s first fiscal quarter.  The Company expects to generate $2.0 million in annualized cost savings from the consolidation activities beginning in the quarter ending December 31, 2005.

The Company also announced that its Board of Directors, at its October 25, 2005 meeting, declared a $0.12 cash dividend on each share of common stock of the Company, payable on November 22, 2005 to shareholders of record at the close of business on November 8, 2005.

About Willow Grove Bank:

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 27 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Uncertainties regarding the integration of Chester Valley’s operations and the anticipated cost savings, among other factors, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements. Other factors that may affect the Company’s future operations are discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Grove Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands)

Unaudited

	September 30, 2005	June 30, 2005
Assets
Cash in banks	$16,771	$6,189
Interest-bearing deposits	26,666	14,420
Total cash and cash equivalents	43,437	20,609
Trading account securities	82	53
Investment securities available for sale	230,523	162,773
Investment securities held to maturity	120,335	164,451
Loans held for sale	5,592	1,795
Loans receivable	1,061,005	590,923
Deferred fees	(1,756)	(623)
Allowance for loan losses	(13,545)	(6,113)
Loans receivable, net	1,045,704	584,187
Accrued interest receivable	6,126	4,094
Property and equipment – net	19,639	5,659
Bank owned life insurance	11,178	5,447
Real estate owned	437	439
Goodwill and other intangibles	106,164	881
Other assets	15,592	8,867
Total Assets	$1,604,809	$959,255

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,030,711	$602,678
Securities sold under agreements to repurchase	24,436	—
Advance payments by borrowers for taxes and insurance	2,040	2,850
Federal Home Loan Bank advances	328,144	237,400
Trust preferred securities	10,532	—
Accrued interest payable	1,708	1,064
Other liabilities	10,222	8,220
Total Liabilities	1,407,793	852,212

Stockholders’ Equity:
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock - $0.01 par value; 40,000,000 shares authorized; 16,465,922 and 11,457,602 shares issued and outstanding at September 30, 2005 and June 30, 2005, respectively	165	115
Additional paid-in capital	176,541	86,086
Retained earnings – substantially restricted	55,869	56,046
Treasury stock (1,726,468 and 1,730,101 shares at September 30, 2005 and June 30, 2005, respectively, at cost)	(28,085)	(28,072)
Accumulated other comprehensive loss	(2,063)	(1,353)
Obligation of deferred compensation plan	1,076	1,076
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(4,795)	(5,035)
Recognition and Retention Plan Trust	(1,692)	(1,820)
Total Stockholders’ Equity	197,016	107,043
Total Liabilities and Stockholders’ Equity	$1,604,809	$959,255

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts)

Unaudited

	Three Months Ended September 30,
	2005	2004

INTEREST INCOME:
Loans	$11,749	$8,139
Mortgage-backed securities	2,629	2,365
Interest-bearing deposits	39	10
Investment securities:
Taxable	807	783
Non-taxable	247	214
Total interest income	15,471	11,511
INTEREST EXPENSE:
Deposits	3,314	2,177
Securities sold under agreements to repurchase	61	—
Borrowings	2,980	1,943
Total interest expense	6,355	4,120
NET INTEREST INCOME	9,116	7,391
Provision for loan losses	513	171
Net interest income after provision for loan losses	8,603	7,220
OTHER INCOME:
Investment services income	349	—
Service charges and fees	827	510
Gain (loss) on the sale of:
Loans	114	46
Securities available for sale	(581)	12
Other	94	199
Total other income	803	767
OPERATING EXPENSES:
Salaries and employee benefits	4,410	3,143
Occupancy and equipment	909	641
Data processing	335	221
Advertising	153	215
Deposit insurance premiums	25	21
Other	2,115	1,109
Total operating expenses	7,947	5,350
Income before income taxes	1,459	2,637
Income tax expense	458	833
NET INCOME	$1,001	$1,804
EARNINGS PER SHARE
Basic	$0.09	$0.20
Diluted	$0.09	$0.19
DIVIDENDS PER SHARE PAID DURING PERIOD	$0.12	$0.11
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,659,590	8,992,143
Diluted	10,952,351	9,478,818

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three Months Ended September 30,
	2005	2004
Average interest rate spread (1)	3.29%	2.90%
Net yield on average interest-earning assets (1)	3.46%	3.29%
Ratio of average interest-earning Assets to average interest-bearing liabilities	1.07	1.22
Non-performing assets to total assets	0.32%	0.36%
Allowance for loan loss to total loans	1.28%	1.03%
Return on equity	2.88%	6.74%
Return on assets	0.34%	0.77%
Book value per common share	$13.31	$11.17
Closing price of common stock at end of period	$15.65	$16.59
Number of full-service offices at end of period	27	14

(1) Percentages are presented on a taxable equivalent basis.

The following details the tax equivalent adjustments in the above table:

	Three Months Ended September 30,
	2005			2004
	Interest Income	Tax Adjustment	Adjusted Income	Interest Income	Tax Adjustment	Adjusted Income
	(Dollars in thousands)
Loans	$11,749	$52	$11,801	$8,139	$—	$8,139
Investments	3,722	374	4,096	3,372	95	3,467
Total	$15,471	$426	$15,897	$11,511	$95	$11,606